Exhibit 99.1

Frozen Food Express Industries, Inc. Announces Fourth Quarter and 2012 Financial Results
Reduces Operating Loss by $25 million in 2012 versus 2011
DALLAS, March 19, 2013 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter and year ended December 31, 2012.  Highlights for the year include:
•	4Q12 total operating revenue, net of fuel surcharges, was $78.4 million, a 5.6% increase versus 4Q11.
•	2012 total operating revenue, net of fuel surcharges, was $301.5 million, a 2% decrease versus 2011.
•	4Q12 operating loss of $4.4 million compared to a loss of $12.2 million in the same period of 2011.
•	2012 operating loss of $13.4 million, a $24.9 million improvement versus 2011.
•	2012 net loss per share of diluted common stock was ($0.84), compared to a net loss per diluted common share of ($2.08) in the same period of 2011.
•	As of December 31, 2012, shareholders' equity was $28.3 million, or $1.60 per share.
•	As of December 31, 2012, borrowing availability was $14.6 million
Revenue (in $ millions) from:	4Q12	4Q11	% Change	2012	2011	% Change
Total Truckload ("TL")	38.3	36.9	3.8%	146.9	173.8	(15.4%)
Less-than-truckload ("LTL")	34.0	26.1	30.1%	127.9	112.0	14.2%
Brokerage, Logistics and Equipment Rental	6.1	11.2	(45.9%)	26.7	22.0	21.3%
Operating Revenue (Excluding Fuel Surcharges)	78.4	74.2	5.6%	301.5	307.8	(2.0%)
Fuel Surcharges	20.1	18.0	11.6%	76.2	80.7	(5.5%)
Total Operating Revenue	98.5	92.2	6.8%	377.7	388.5	(2.8%)

"During 2012, we reduced our operating loss by approximately $25 million, but just as important, with fourth quarter revenue growth of 6.8%, have put the top line back on a modest growth trajectory with our first quarter of year over year revenue growth in 2012," said Russell Stubbs, President and Chief Executive Officer of the Company.  "We began 2012 with 147 less trucks in service than we began 2011, due in part to the 225 plus units we sold in the fourth quarter of 2011 while exiting our dry van services.  This reduction in trucks caused us to average 220 fewer trucks, per week, in service in 2012 versus 2011, which prevented us from attaining year over year revenue growth in the first three quarters of 2012.  With the dedication of our employees, support of our customers and the growth in drivers attained through our Driver Academy and retention programs, we were able to add back 151 trucks to our fleet in 2012.  This was reflected in us achieving year over year revenue improvement in the fourth quarter.   While we still have progress to make, we have successfully repositioned our Company, and I am confident that we have the right plan in place to restore the Company to profitability during 2013 and restore more meaningful profitability in the years to come."
Strategic Plan Update
Improve operating efficiencies — The year-over-year decrease in operating expenses was primarily related to strategic decisions implemented during 2011 to exit less profitable services, refresh the average age of the fleet and increase operating efficiencies.  These actions removed a line of lower margin services from our revenue mix, which was the primary reason for the 15.4% decrease in truckload revenue during 2012.  These strategic actions also resulted in a 12.6% decrease in the average number of trucks in service and a reduction in the average tractor age from 2.2 years to 1.7 years.  Despite a 3.9% increase in fuel prices, fewer but more fuel-efficient trucks in service led to a 17.4% decrease in gallons used and a $13.2 million, or 14.2%, decrease in fuel costs.  Supplies and maintenance costs decreased $3.4 million, or 6.0%, to $53.0 million.

Reinvest in growth businesses — The Company began providing bulk tank water transportation and other services for the crude oil drilling industry during the fourth quarter of 2011.   Due to the 24/7 nature of drilling operations, equipment utilization rates are very high and present attractive return characteristics.  Contribution from water transport services was the major contributor for the 20.4% increase in brokerage and logistics services revenue during 2012.  "As expected, contribution from our water transport business has proven to be somewhat volatile and difficult to track on a quarterly basis," said Mr. Stubbs.  "However, on an annual basis we are satisfied with the return we are achieving from this investment."
Improve yields in core temperature controlled business – In addition to repositioning the service mix, the Company took several proactive steps to improve yields, including enhancing its inside sales efforts, securing new national accounts, and exiting less profitable lanes.  Overall market conditions also improved in the Company's core refrigerated truckload (TL) and less-than-truckload (LTL) shipping markets, contributing to a year-over-year increase in yields.  "As a result of our actions and more favorable market conditions, the productivity of our fleet, as measured by revenue per truck per week, improved by nearly ten percentage points during 2012," commented Mr. Stubbs.  "Of particular importance, the growth in our LTL business accelerated in the second half of the year, as customers increasingly recognized our differentiated value proposition of being the only asset based national temp controlled LTL network in existence in the US marketplace."
For the fourth quarter ended December 31, 2012, total operating revenue increased 6.8%, or $6.3 million, to $98.5 million compared to $92.2 million in the same period of 2011. Total operating revenue, excluding fuel surcharges, increased 5.6% to $78.4 million from $74.2 million during the same period a year ago.  During the fourth quarter of 2012, total operating expenses decreased $1.5 million, or 1.5%, to $102.9 million compared to $104.4 million during the fourth quarter of 2011, which yielded an operating ratio of 104.5% compared to a 113.2% for the same period in 2011.
For the year ended December 31, 2012, total operating revenue decreased 2.8%, or $10.7 million, to $377.7 million compared to $388.5 million in the same period of 2011. Total operating revenue, excluding fuel surcharges, decreased 2.0% to $301.5 million from $307.8 million during the same period a year ago.  During 2012, total operating expenses decreased $35.6 million, or 8.3%, to $391.1 million compared to $426.7 million during 2011, which yielded an operating ratio of 103.5% compared to a 109.8% for 2011.  During the first quarter of 2013, the Company sold its 19.9% equity interest in W&B Service Company for $3.2 million which resulted in a gain of $1.6 million, which will be recognized in the first quarter of 2013.
About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload on a non-dedicated fleet basis. The Company also provides bulk tank water transportation, brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join the email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change. Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the Company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the continued growth of hydraulic fracturing techniques for oil and gas drilling in West Texas, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries Consolidated Balance Sheets December 31, (in thousands)
Assets	2012	2011
Current assets
Cash and cash equivalents	$2,907	$1,048
Accounts receivable, net	40,069	43,450
Tires on equipment in use, net	8,176	5,968
Equipment held for sale	832	3,437
Other current assets	7,840	7,868
Total current assets	59,824	61,771

Property and equipment, net	54,680	57,757
Deferred income taxes	3,039	1,009
Other assets	6,096	5,867
Total assets	$123,639	$126,404

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$26,178	$30,339
Insurance and claims accruals	10,033	10,667
Accrued payroll and deferred compensation	3,951	4,047
Accrued liabilities	1,429	1,251
Current maturities of notes payable and capital lease obligations	3,040	1,936
Deferred income taxes	2,727	690
Total current liabilities	47,358	48,930

Long-term debt	26,215	19,888
Long-term notes payable and capital lease obligations	16,891	8,901
Insurance and claims accruals	4,904	5,783
Total liabilities	95,368	83,502

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	1,165	427
Accumulated other comprehensive loss	(79)	(67)
Retained earnings	6,516	21,572
Total common shareholders' equity	35,460	49,790
Treasury stock (1,026 and 980 shares), at cost	(7,189)	(6,888)
Total shareholders' equity	28,271	42,902
Total liabilities and shareholders' equity	$123,639	$126,404

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Consolidated Statements of Operations For the Three and Twelve Months Ended December 31,
	(in thousands, except per-share amounts)
	Three Months		Twelve Months
	2012	2011	2012	2011
Total operating revenue	$98,451	$92,191	$377,715	$388,461
Operating expenses
Salaries, wages and related expenses	28,515	29,966	115,333	120,834
Purchased transportation	18,031	20,826	68,303	72,682
Fuel	19,966	19,563	79,982	93,217
Supplies and maintenance	13,922	13,849	53,028	56,410
Revenue equipment rent	11,790	10,037	42,995	36,590
Depreciation	2,845	3,906	11,513	17,781
Communications and utilities	1,099	1,164	4,398	4,682
Claims and insurance	5,222	7,349	12,725	20,553
Operating taxes and licenses	1,007	1,061	4,083	4,150
Gain on sale of property and equipment	(953)	(4,507)	(5,892)	(5,741)
Miscellaneous	1,410	1,188	4,602	5,540
Total operating expenses	102,854	104,402	391,070	426,698
Loss from operations	(4,403)	(12,211)	(13,355)	(38,237)

Interest and other (income) expense
Interest expense	492	365	1,649	844
Equity in earnings of limited partnership	(326)	(363)	(868)	(914)
Life insurance and other	198	189	717	621
Total interest and other (income) expense	364	191	1,498	551
Loss before income taxes	(4,767)	(12,402)	(14,853)	(38,788)
Income tax expense (benefit)	48	(642)	203	(2,118)
Net loss	$(4,815)	$(11,760)	$(15,056)	$(36,670)

Net loss per share of common stock
Basic	$(0.27)	$(0.67)	$(0.84)	$(2.08)
Diluted	$(0.27)	$(0.67)	$(0.84)	$(2.08)
Weighted average shares outstanding
Basic	17,893	17,686	17,852	17,589
Diluted	17,893	17,686	17,852	17,589

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for the three and twelve months ended December 31:

	Three Months		Twelve Months
Revenue from	2012	2011	2012	2011
Temperature-controlled services	$28,382	$25,582	$106,203	115,813
Dry-freight services	5,908	6,922	22,539	40,489
Total truckload linehaul services	34,290	32,504	128,742	156,302
Dedicated services	4,037	4,418	18,202	17,469
Total truckload	38,327	36,922	146,944	173,771
Less-than-truckload linehaul services	33,986	26,122	127,903	112,030
Fuel surcharges	20,114	18,022	76,238	80,705
Brokerage and logistics services	4,732	10,255	22,310	18,524
Equipment rental	1,292	870	4,320	3,431
Total operating revenue	98,451	92,191	377,715	388,461

Operating expenses	102,854	104,402	391,070	426,698
Loss from operations	$(4,403)	$(12,211)	$(13,355)	$(38,237)
Operating ratio (a)	104.5%	113.2%	103.5%	109.8%

Total truckload revenue	$38,327	$36,922	$146,944	$173,771
Less-than-truckload linehaul revenue	33,986	26,122	127,903	112,030
Total linehaul and dedicated services revenue	$72,313	$63,044	$274,847	$285,801

Weekly average trucks in service	1,577	1,648	1,531	1,751
Revenue per truck per week (b)	$3,489	$2,911	$3,433	$3,130

Computational notes:
(a)	Operating expenses divided by total operating revenue.
(b)	Average daily revenue times seven divided by weekly average trucks in service.

The following table summarizes and compares selected statistical data relating to our freight operations for the three and twelve months ended December 31:

	Three Months		Twelve Months
Truckload	2012	2011	2012	2011
Total linehaul miles (a)	22,625	21,317	86,186	109,065
Loaded miles (a)	19,790	18,658	75,680	96,547
Empty mile ratio (b)	12.5%	12.5%	12.2%	11.5%
Linehaul revenue per total mile (c)	$1.52	$1.52	$1.49	$1.43
Linehaul revenue per loaded mile (d)	$1.73	$1.74	$1.70	$1.62
Linehaul shipments (a)	21.1	21.2	82.0	107.6
Loaded miles per shipment (e)	938	877	923	897
Less-than-truckload
Hundredweight (a)	2,236	1,843	8,761	8,038
Shipments (a)	74.6	61.5	291.5	259.8
Linehaul revenue per hundredweight (f)	$15.20	$14.17	$14.60	$13.94
Linehaul revenue per shipment (g)	$456	$425	$439	$431
Average weight per shipment (h)	2,999	3,000	3,006	3,094

Computational notes:
(a)	In thousands.
(b)	Total truckload linehaul miles less truckload loaded miles divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by truckload total linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of LTL shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by owner-operators as of December 31:

	2012	2011
Total company tractors available for freight operations	1,490	1,390
Total owner-operator tractors available for freight operations	317	266
Total tractors available for freight operations	1,807	1,656
Total trailers available for freight operations	3,252	3,388

CONTACT: Frozen Food Express Industries, Inc.

         Russell Stubbs, President and CEO
         John Hickerson, EVP and COO
         John McManama, SVP and CFO
         (214) 630-8090
         Dave Mossberg, Investor Relations
         Three Part Advisors, LLC
         817 310-0051